Exhibit 99

           THE McGRAW-HILL COMPANIES STRENGTHENS CORE GROWTH PLATFORMS

                       Updates Earnings Guidance For 2005

    NEW YORK, March 9 /PRNewswire-FirstCall/ -- The McGraw-Hill Companies (NYSE:
MHP) is using strategic acquisitions and partnerships to strengthen its platforms for growth in each of the three major markets it serves -- financial services, education, and information and media services, said Harold McGraw III, Chairman, President and CEO of The McGraw-Hill Companies, at Merrill Lynch's Annual Advertising/Marketing, Education & Information Conference.

    "It is our objective to grow in our core markets organically and by judiciously making strategic acquisitions to expand our opportunities," Mr. McGraw said. "The Corporation's strong cash flow has enabled us to fund an increased dividend, repurchase shares and make operating investments and strategic acquisitions."

    He cited the acquisitions in 2004 of The Grow Network, which has strengthened the Corporation's position in testing, assessment and reporting, an important growth area in the education market; and of Capital IQ, which is bringing new revenue and a technology platform that will transform Standard & Poor's data and distribution services.

    Mr. McGraw said acquisitions are also playing a role in driving global growth, a key priority for the Corporation. It continues to make strategic investments to improve its prospects, particularly in the financial services segment and in the Asia/Pacific region. "Last month, Standard & Poor's improved its ability to serve the Australian market by acquiring ASSIRT, a leading provider of fund data, ratings of Australian managed funds and research," he said.

    "S&P is also making other additions to a well established global network that it created in the world's leading financial capitals during the 1990s. S&P announced last month that it is seeking to increase its ownership of CRISIL, India's leading provider of credit ratings. S&P has been working with CRISIL since 1996 and currently owns approximately 10%. A majority position would enable S&P to integrate CRISIL more fully into our operations and allow for more collaboration across a broad range of activities. In addition, S&P signed an affiliation agreement last month with Malaysia's leading rating agency, Rating Agency Malaysia Berhad."

    "To expand S&P's platform in independent equity research and tap the increased buy-side demand for primary research services, the Corporation signed an agreement last week to acquire Vista Research. The acquisition is subject to NASD approval and is expected to close in early April."

    In business information, Mr. McGraw said, "We took an important step earlier this week by signing an agreement to acquire J.D. Power and Associates, a leading provider of marketing information to consumers and businesses worldwide. The J.D. Power brand is enormously respected in the global automotive industry and it has established a strong and growing presence in other key industries.

    J.D. Power shares our core values, brings complementary strengths and will benefit from our global presence and detailed knowledge of major industries, including financial services, construction, energy, aviation and healthcare. We expect the transaction, which is subject to Hart-Scott-Rodino regulatory review, to close in April."

    "For the acquisitions we have announced in 2005 - ASSIRT, Vista and J.D. Power -- we will spend approximately $420 million in cash. When the new acquisitions close next month, they will dilute our earnings per share this year by 6 to 7 cents, of which about 4 to 5 cents will hit in the second quarter, primarily because of J. D. Power's seasonality; it is a strong second-half business. The impact in 2006 will be substantially less - about 3 cents - and will be cash positive."

    In view of the dilution in 2005, Mr. McGraw adjusted the Corporation's earnings guidance. "Originally, we expected double-digit growth in earnings per share in 2005 from continuing operations, including 10-to-12 cents dilution from acquisitions last year and changes in the pension plan assumptions for 2005, but excluding the 2004 non-cash benefit of 10 cents per share from accrued tax liabilities and a change in accounting for share-based compensation effective July 1."

    "Now, we expect high single-digit growth in earnings per share from continuing operations, including 16-to-19 cents of dilution from acquisitions - from 2004 and the newly announced acquisitions for 2005 -- and changes in the pension plan assumptions for 2005, but excluding the 2004 non-cash benefit of 10 cents from accrued tax liabilities and a change in accounting for share-based compensation effective on July 1."

    Mr. McGraw said, "The McGraw-Hill Companies continues to aspire to double-digit growth in earnings per share in 2005."

    "We are committed to advancing total shareholder return. Since 1996, we have returned nearly $3.2 billion to shareholders through share repurchases and dividends. That's a compounded annual growth rate of 16% for the last eight years. For the last 10 years, the last five and the last three years, and in 2004, our total return has outpaced the S&P 500. We are committed to continue building on our record in 2005."

    The forward-looking statements in this news release involve risks and uncertainties and are subject to change based on various important factors, including worldwide economic, financial, political and regulatory conditions, the health of capital and equity markets, including possible future interest rate changes, the pace of recovery in the economy and in advertising, the level of expenditures in the education market, the successful marketing of competitive products and the effect of competitive products and pricing.

    About The McGraw-Hill Companies

    Founded in 1888, The McGraw-Hill Companies is a leading global information services provider meeting worldwide needs in the financial services, education and business information markets through leading brands such as Standard & Poor's, BusinessWeek and McGraw-Hill Education. The Corporation has more than 280 offices in 37 countries. Sales in 2004 were $5.3 billion. Additional information is available at http://www.mcgraw-hill.com.

SOURCE  The McGraw-Hill Companies

    -0-                             03/09/2005
    /CONTACT:  Media Relations Contacts:
               Steven H. Weiss

               Vice President, Corporate Communications
               (212) 512-2247 (office)
               (917) 699-9389 (mobile)
               weissh@mcgraw-hill.com

               Tom DiPiazza

               Senior Director, Corporate Communications
               (212) 512-4145 (office)
               (917) 328-7582 (mobile)
               tom_dipiazza@mcgraw-hill.com

               Investor Relations Contact:
               Donald S. Rubin

               Senior Vice President, Investor Relations
               (212) 512-4321 (office)
               (212) 512-3840 (fax)
               donald_rubin@mcgraw-hill.com/

    /First Call Analyst: /

    /FCMN Contact: Mary_skafidas@mcgraw-hill.com /
    /Web site:  http://www.mcgraw-hill.com /